Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT Agreement (the “Agreement”), made as of January 4, 2012, is entered into by MethylGene US Inc., a company organized under the laws of Delaware (the “Company”), and Dr. Rachel W. Humphrey, residing at 251 Bouvant Drive, Princeton, NJ 08540 (the “Employee”).  The Company, together with its parent MethylGene Inc. (“MethylGene”) and its affiliates, are hereafter sometimes referred to collectively as the “Companies”.

The Company desires to employ the Employee, and the Employee desires to be employed by the Company on and subject to the terms and conditions hereafter set forth.  In consideration of the mutual covenants and promises contained herein, and the promises and covenants in favor of MethylGene, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.              Term of Employment

The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the indefinite period commencing on January 4, 2012 (the “Employment Period”) and shall continue until terminated according to the provisions of this Agreement under Section 4.

2.              Title; Capacity.

During the Employment Period, the Employee shall serve as Executive Vice President and Chief Medical Officer of the Company and Chief Medical Officer of MethylGene.  During the Employment Period, the Employee shall be subject to the supervision of, and shall have such authority as is delegated to her by, the President and Chief Executive Officer of the Company and/or the Board of Directors of MethylGene (the “Board”) consisting with the position.

The Employee hereby accepts such employment and shall faithfully, honestly, diligently and to the best of her abilities serve the Company and will exercise and perform her duties listed in Schedule “A” of this Agreement and responsibilities normally inherent in such position and such other duties and responsibilities as the President and Chief Executive Officer of the Company or the Board shall from time to time reasonably assign to her.

During the Employment Period, the Employee shall, subject to the direction and supervision of the President and Chief Executive Officer of the Company and Board and except as expressly provided otherwise in this paragraph, devote her full business time, best efforts, business judgment, skill and knowledge to the advancement of the Company’s business and interests and to the discharge of her duties and responsibilities hereunder.  She shall not engage in any other business activity, except as may be approved by the President and Chief Executive Officer of the Company in writing in advance. The foregoing shall not, however, be construed as preventing the Employee from investing in publicly traded corporations so long as such investment is and remains passive and does not exceed five percent (5%) of the outstanding shares listed.

The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3.              Compensation and Benefits

3.1                               Salary

The Company shall pay the Employee an annual base salary of three hundred and fifty thousand ($350,000) in United States dollars.  Such annual base salary shall be reviewed by the President and Chief Executive Officer and/or the Board on or about January 1st of every year.

3.2                               Bonus.

The Company shall establish, for each fiscal year of the Company during the employment of the Employee, a cash bonus program whereby the Employee may earn up to forty percent (40%) of the annual base salary paid to the Employee.  For Employee’s first bonus year the period shall consist of her commencement date of January 4, 2012 to December 31, 2012.  The amount of such cash bonus shall depend upon the achievement of the Employee and/or the Company management objectives to be reasonably established by the Board in consultation with the Employee.  For subsequent years a copy of Employee and/or Company management objectives shall be given to the Employee prior to the commencement of the applicable year.

The Employee shall be eligible to receive a signing bonus of US$275,000.  This bonus will be paid in two installments with the first installment of US$150,000 payable with the first payroll after joining the Company.  The second installment of US$125,000 will be payable on the first payroll following the first anniversary date of joining the Company (January 2013).  In the event the Employee shall resign from the Company prior to the first anniversary date, the Employee will forfeit the second payment.  In addition, if the Employee’s current employer (BMS) pays the Employee any sums relating to the Employee’s 2011 performance bonus, which has been assumed to be US$100,000, then the Company may recover such amounts by way of a reduction of the second payment in the same amount.

3.3                               Fringe Benefits.

The Company will provide Employee with comprehensive health benefits as part of a health insurance plan, to be established by the Company based on a mutually agreeable date. The Company will cover the Employee’s monthly COBRA costs in order for the Employee to maintain health coverage in the United States. The Company will also establish a 401K plan on a mutually agreeable date. The Employee shall be entitled to four (4) weeks paid vacation per year in each reference year (January 1 -December 31), to be taken at reasonable times. Such vacation time will not accrue from year to year and shall be subject to the Company’s most current vacation policy. The Employee shall be entitled to participate in the Company’s Stock Option Plan, as amended from time to time.

3.4                               Reimbursement of Expenses.

The Company shall reimburse the Employee for all reasonable and necessary travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of her duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request; provided, however, that the amount payable for such travel, entertainment and other expenses shall be consistent with the expense reimbursement policies adopted by the Company as in effect at the time of the incurrence of such expenses by the Employee or may be fixed in advance by the Board.  The Company shall also provide the required tools and services for the employee to initially work from home until an office is established in New Jersey.

4.              Employment Termination.

Notwithstanding any other provision of this Agreement, the Employee’s employment shall terminate upon the occurrence of any of the following:

4.1                               Good Cause.

At the election of the Company, for good cause, immediately upon written notice by the Company to the Employee.  For purposes of this Section 4, “good cause” for termination shall be deemed to exist upon the occurrence of but not limited to (i) the neglect or failure to conscientiously and diligently carry out her functions; and (ii) any dishonest act which denotes moral turpitude.

4.2                               Death or Disability.

Upon a death of or thirty (30) days after the disability of the Employee.  As used in this Agreement, the term “disability” shall mean the Employee shall have been unable to perform the services contemplated under this Agreement for a period of ninety (90) days, whether or not consecutive, during any three hundred and sixty (360) day period, due to a physical or mental disability.  A determination of disability shall be made by a physician satisfactory to both the Employee and the Company; provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two (2) together shall select a third (3rd) physician, whose determination as to disability shall be binding on all parties.

4.3                               Without Cause.

At the election of the Company, without cause, upon thirty (30) days’ prior written notice to the Employee.

5.              Effect of Termination.

5.1                               Termination by the Company for Good Cause.

In the event the Employee’s employment is terminated by the Company pursuant to Section 4.1, the Company shall pay to the Employee the compensation and benefits otherwise payable to her under Section 3.1 and 3.3 through the last day of her actual employment by the Company.

5.2                               Termination for Death or Disability.

If the Employee’s employment is terminated by death or because of disability pursuant to Section 4.2, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation and benefits to which the Employee would otherwise be entitled under Section 3 through the last day of her actual employment on a pro-rata basis.

5.3                               Termination Without Cause.

In the event that the Employee’s employment is terminated by the Company pursuant to Section 4.3, the Company shall pay to the Employee the compensation and benefits otherwise payable to her under Section 3 through the last day of her actual employment on a pro-rata basis.  In addition, the Company shall pay to the Employee, provided the Employee complies with all of her obligations under this Agreement.

(i)                                     An amount equal to twelve (12) months base salary payable to her by way of equal monthly installments; or

An amount equal to eighteen (18) months base salary payable by way of equal monthly installments in the event any shareholder acquires 50% or more of the voting rights attached to the shares of MethylGene.

(ii)                                  The employee shall be entitled to remain covered by the Company’s health insurance program during the twelve (12) or eighteen (18) month period, as the case may be, following such termination, to the extent permitted under such program and applicable laws.

5.4                               Survival.

The provisions of Sections 3.4, 5, 6 and 7 shall survive the termination of this Agreement.

6.              Non-Compete.

(a)                                 During the Employment Period and for a period of one (1) year after the latest date on which the Employee received compensation under this Agreement, the Employee will not directly or directly:

(i)                                     As an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), compete with the Companies or its licensees or sub-licensees by engaging in the United States or Canada in the business (the “Restricted Business”) of researching, developing, producing, marketing, or selling products or performing services, relating to the following targets or inhibitors of targets:  Histone Deacetylases, Met Kinase or any other research and development activity undertaken by the Companies during the Employment Period; or

(ii)                                  Recruit, solicit or induce, or attempt to induce, any employee or employees of the Companies to terminate their employment with, or otherwise cease their relationship with the Companies; or

(iii)                               Solicit, divert or take away, or attempt to divert or to take away, the business or patronage, for products or services competitive with the Restricted Business; or

(b)                                 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable; or

(c)                                  The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Companies and are considered by the Employee to be reasonable for such purpose.  The Employee acknowledges and agrees that any breach of this Section will result in substantial and irreparable harm to the Company for which the Companies cannot be adequately compensated by monetary damages alone.  The Employee agrees, therefore, that, in the event of any breach or threatened breach, the Companies shall be entitled to seek to enforce the specific performance of this Agreement by the Employee and to seek both temporary and permanent injunctive relief without the necessity of proving actual damages.

7.              Inventions and Proprietary Information.

7.1                               Inventions.

(a)                                 All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of the Companies which are made, conceived, reduced to practice, created, written, designed or developed by the Employee, solely or jointly with others and whether during normal business hours or otherwise, during her employment by the Company pursuant to this Agreement, shall be the sole prope11y of MethylGene (“Inventions”). The Employee hereby assigns to MethylGene all such Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States, Canada and elsewhere and appoints any officer of the Company as her duly authorized attorney, but without any out-of-pocket expense to the Employee, to execute, file, prosecute and protect the same before any government agency, court or authority.  The Employee agrees to waive, and does hereby waive, all claims to moral rights in all Inventions.  Upon the request of the Companies and at the Companies’ expense, the Employee shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all such Inventions to MethylGene and to assist MethylGene in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any such Invention.

The Employee shall promptly disclose to MethylGene all such Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be reasonably specified by MethylGene) to document the conception and/or first actual reduction to practice of any such Invention.  Such written records shall be available to and remain the sole property of MethylGene at all times.

7.2                               Proprietary Information.

(a)                                 The Employee acknowledges that her relationship with the Company is one of high trust and confidence and that in the course of her employment by the Company she will have access to and contact with Proprietary Information.  The Employee agrees that she will not, during the Employment Period or at any time thereafter, use for her benefit or the benefit or persons other than the Company, any Proprietary Information or any Invention nor disclose any Proprietary Information to others except as may be necessary or appropriate in connection with the business of the Company or as required by law.

(b)                                 For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company from the date of the Company’s incorporation until the last day of the Employee’s actual employment, including, without limitation, any Invention, formula, formulation, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost or employee list that is communicated to, learned of, developed or otherwise acquired by the Employee in the course of her employment by the Company.

(c)                                  The Employee’s obligations under this Section 7 shall not apply to any information that (i) is or becomes known to the general public or generally within the industry in which the Company engages or is otherwise in the public domain under circumstances involving no breach by the Employee of the terms of this Section 7, (ii) is generally disclosed to third parties by the Companies without restriction on such third parties, (iii) is approved for release by written authorization of the Board or an authorized employee of the Company, (iv) is communicated to the Employee by a third party under no duty of confidentiality to the Company with respect to such information or (v) is required to be disclosed by the Employee to comply with applicable laws, governmental regulations, or court order.

(d)                                 Upon termination of this Agreement or at any other time upon request by the Company, the Employee shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials in her possession or control) belonging to the Companies.

(e)                                  The Employee represents that the Employee’s employment by the Company and the performance by the Employee of her obligations under this Agreement do not, and shall not, breach any agreement that obligates her to keep in confidence any trade secrets or confidential or proprietary information of her or of any other party or to refrain from competing, directly or indirectly, with the business of any other party.  Except for the agreements listed in Schedule B (all of which shall be provided to the Company upon request), the Employee represents that she is not bound by any confidentiality agreements towards third parties.  The Employee shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party which are in her possession.

(f)                                   The Employee acknowledges that the Company from time to time may have agreements with other persons, including government agencies, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  If the Employee’s duties hereunder her subject to such obligations and restrictions, the Employee agrees to be bound by them and to take all action necessary to discharge the obligations of the Company under such agreements. Furthermore, the Employee undertakes and agrees to comply with the Company’s policies as established from time to time.

8.              Notices.

All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three (3) days after deposit in the mail, by registered or ce1iified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9.              Entire Agreement.

This Agreement and the Indemnification Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

10.       Amendment.

This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

11.       Governing Law.

This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of New Jersey, without giving effect to any choice of law or conflict of law rules or provisions (whether of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New Jersey.

12.       Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

13.       Miscellaneous.

13.1                        Waiver.

No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right.  a waiver or consent given by either party or any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.2                        Captions.

The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.3                        Validity.

In case any provision of this Agreement shall be invalid, illegal or otherwise enforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.4                        Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

METHYLGENE US INC.

By:	/s/ Peter Thompson
Peter Thompson
Director

EMPLOYEE

/s/ Rachel W. Humphrey MD
Rachel W. Humphrey MD

METHYLGENE INC.

By:	/s/ Charles Grubsztajn
Charles Grubsztajn
President and Chief Executive Officer

SCHEDULE A

DUTIES AND RESPONSIBILITIES:

Responsible for clinical research and development activities leading to product approval. This includes, but not limited to, directing clinical development efforts, integrating medical, regulatory, and clinical affairs along with commercial assessment, providing coaching and development to team members and leading interactions with regulatory agencies and key opinion leaders. In addition, Employee will contribute beyond Employee’s immediate area of responsibility to the overall leadership and strategic development of the Company, including maintaining strong relations with the investment community and the Board of Directors, and assisting in corporate transactions.

SCHEDULE B

LIST OF CONFIDENTIALITY AGREEMENTS TO WHICH

THE EMPLOYEE REMAINS BOUND

Agreement signed with BMS in 2003